SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 21, 2005

ISIS PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-19125	33-0336973
(Commission File No.)	(IRS Employer Identification No.)

1896 Rutherford Road
Carlsbad, CA 92008

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (760) 931-9200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                             Entry into a Material Agreement.

(a)           On July 21, 2005, Isis Pharmaceuticals, Inc. (the “Isis”) entered into an agreement (the “Purchase Agreement”), pursuant to which Isis has agreed to sell its real property located at 2282 Faraday Avenue, Carlsbad, California to BioMed Realty, L.P. (“BioMed”) for a purchase price of $8,500,000 (the “Sale”).  The real property included an approximately 28,704 square foot building which Isis primarily used for its manufacturing suites.  As part of the Sale, Isis will lease back the property from BioMed for an initial term of 15 years with an initial rent of $2.60 per rentable square foot.  Isis expects to repay approximately $2.3 million of debt which is secured by the property.

The Sale is scheduled to close in September 2005.  BioMed has until September 6, 2005 to inspect the property and may terminate the Sale, in its sole discretion and for any reason prior to the expiration of the inspection period.  After the inspection period, but prior to the closing of the Sale, BioMed may terminate the Sale by forfeiting its deposit on the property, except that BioMed may terminate the Sale prior to the closing without forfeiting the deposit if:

•                  BioMed cannot obtain sufficient title insurance on the property;

•                  Isis fails to perform its obligations under the Purchase Agreement or if the representations and warranties made by Isis are inaccurate;

•                  the physical condition of the property changes before the closing date, reasonable wear and tear excluded;

•                  Isis is the subject of a proceeding under the federal bankruptcy laws or any state law for relief of debtors;

•                  Isis’ financial condition substantially changes before the closing date, adjusting for Isis’ historical cash burn rate; or

•                  If a moratorium, statute or regulation of any governmental agency or order or ruling of any court is enacted or issued which would materially adversely affect the value or operation of the property.

(b)           In July 2005, Isis entered into a $3 million equipment lease line with General Electric Capital Corporation. The lease line is effective for purchases through May 2006 and carries an interest rate of the three year treasury rate plus 1.06% at the time of drawdown.  The lease line will be secured by any equipment purchased under the line.  As of the date of this Report, Isis has not drawn down any funds under the lease line.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ISIS PHARMACEUTICALS, INC.

Dated: July 26, 2005	By:	/s/ Stanley T. Crooke
STANLEY T. CROOKE
Chairman and CEO